UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2005

KADANT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Acton Place Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

KADANT INC.

Item 1.01	Entry into a Material Definitive Agreement.

As more fully set forth in Item 2.01 below, to fund a portion of the purchase price for its acquisition of The Johnson Corporation, a Michigan corporation (“Johnson”), Kadant Inc., a Delaware corporation (“Kadant”), entered into a term loan and revolving credit facility (the “Credit Agreement”) effective as of May 9, 2005 in the aggregate principal amount of up to $85 million, including a $25 million revolver. The Credit Agreement is among Kadant, as Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. The term loan facility is in the aggregate principal amount of up to $60 million and is repayable in equal quarterly installments over a five-year period. The aggregate principal to be repaid each year is as follows: $4.5 million, $9 million, $10.5 million, $13.5 million, $15 million, and $7.5 million in 2005, 2006, 2007, 2008, 2009, and 2010, respectively. Interest on the revolving loan and the term loan accrues and is payable quarterly in arrears at one of the following rates selected by Kadant (a) the prime rate plus an applicable margin (up to .25%) or (b) a Eurocurrency rate plus an applicable margin (up to 1.25%). The applicable margin is determined based upon Kadant’s total debt to EBITDA ratio.

In connection with the Credit Agreement, Kadant agreed to pay a commitment fee, payable quarterly at an initial rate of 0.25% per annum of the unused amount of revolving credit commitments, subject to adjustment based upon Kadant’s total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio (up to a per annum rate of between 0.175% and 0.275%). Kadant also agreed to pay an arrangement fee of approximately $260,000, plus a $30,000 fee based on its allocated commitment under the facility, which will be paid to JPMorgan Chase Bank, N.A. at the closing of the acquisition, and an annual administration fee of $30,000 payable to JPMorgan Chase Bank, N.A. The other lenders under the facility will share fees in the amount of $80,000 allocated in accordance with the relative size of their commitments payable at the closing of the acquisition.

The obligations of Kadant under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default including without limitation payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA, uninsured judgments and the failure to pay certain indebtedness, and a change of control default.

The loans under the Credit Agreement are guaranteed by certain domestic subsidiaries of Kadant and secured by a pledge of 65% of the stock of the first-tier foreign subsidiaries of the guarantors pursuant to the Guarantee and Pledge Agreement effective as of May 9, 2005 in favor of JPMorgan Chase Bank, N.A., as agent on behalf of the lenders. In addition, the Credit Agreement contains negative covenants applicable to Kadant and its subsidiaries, including financial covenants requiring Kadant to comply with a maximum consolidated leverage ratio and minimum consolidated fixed charge coverage ratio, and restrictions on liens, indebtedness, fundamental changes, dispositions of property, making certain restricted payments (including dividends and stock repurchases), investments, transactions with affiliates, sale and leaseback transactions, swap agreements, changing its fiscal year, negative pledges, arrangements affecting subsidiary distributions, entering into new lines of business, and amending the documents relating to the Johnson acquisition.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights under the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement which is filed with this report as Exhibit 99.1. The foregoing description of the Guarantee and Pledge Agreement does not purport to be a complete statement of the parties’ rights under the Guarantee and Pledge Agreement and is qualified in its entirety by reference to the full text of the Guarantee and Pledge Agreement, which is filed with this report as Exhibit 99.2.

KADANT INC.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 11, 2005, Kadant acquired all of the outstanding stock of Johnson pursuant to the Purchase Agreement (the “Purchase Agreement”) between Kadant, Johnson Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of Kadant, Johnson, and the principal shareholders of Johnson identified in the Purchase Agreement for approximately $102 million in cash (the “Base Purchase Price”), subject to post-closing adjustments. On May 11, 2005, the purchase price was adjusted to $101.5 million, and is subject to a further post-closing adjustment. The parties also agreed in the Purchase Agreement to an earn-out provision, based on the achievement of certain revenue targets between the closing date and July 1, 2006, which could increase the Base Purchase Price by up to $8 million. In addition to the cash consideration, Kadant issued a letter of credit to the sellers for $4 million, subject to adjustment, related to certain expected tax assets of Johnson, the value of which is expected to be realized by Kadant.

Pursuant to the Purchase Agreement, at the closing $12.75 million of the Base Purchase Price was deposited into an escrow fund to secure certain indemnification obligations of the sellers and to satisfy certain obligations of the sellers to adjust the Base Purchase Price. On the 18-month anniversary of the closing, the balance of the escrow fund in excess of the sum of $2 million and amounts held for unresolved claims will be distributed to the sellers. The remainder of the escrow fund will be held until the fifth year anniversary of the closing to satisfy certain tax, environmental, and other indemnity claims.

The foregoing description of the transaction contemplated by the Purchase Agreement does not purport to be a complete statement of the parties’ rights under the Purchase Agreement, and is qualified in its entirety by reference to the full text of the Purchase Agreement which was filed with the Securities and Exchange Commission on April 11, 2005 as Exhibit 99.2 to Kadant’s Current Report on Form 8-K. A copy of the press release announcing the closing of the Johnson acquisition is filed with this report as Exhibit 99.3.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to certain restrictions on the payment of dividends under the Credit Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this item are not included with this initial report. The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information

The pro-forma financial statements required by this item are not included with this initial report. The required pro-forma financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

KADANT INC.

(c) Exhibits

No.	Description

99.1	Credit Agreement among Kadant, the Foreign Subsidiary Borrowers from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated May 9, 2005. (1)

99.2	Guarantee and Pledge Agreement, dated May 9, 2005, in favor of JPMorgan Chase Bank, N.A., as agent on behalf of the lenders. (2)

99.3	Press Release dated May 11, 2005 announcing the closing of the Johnson acquisition.

(1)	The schedules to the Credit Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Kadant will furnish copies of any of the schedules to the U.S. Securities and Exchange Commission upon request.

(2)	The schedules to the Guarantee and Pledge Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Kadant will furnish copies of any of the schedules to the U.S. Securities and Exchange Commission upon request.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: May 11, 2005	By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
Executive Vice President and Chief Financial Officer

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